Exhibit 99.1

Vermillion Reports Third Quarter 2012 Results

AUSTIN, Texas — November 12, 2012 — Vermillion, Inc. (NASDAQ: VRML), a leading molecular diagnostics company, reported financial and operational results for the third quarter ended September 30, 2012.

Q3 2012 Operational Highlights

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In Q3, the volume of OVA1®, the company’s flagship diagnostic test designed to help differentiate benign from malignant ovarian masses, was in line with management’s forecast at approximately 4,100 tests.

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Submitted a manuscript on the OVA500 pivotal study by principal investigator, Dr. Robert Bristow of UC Irvine. This second prospective study of OVA1 confirmed the test’s high sensitivity, at 96% and negative predictive value, at 98%, substantiating clinical results reported in the previous pivotal study by Dr. Fred Ueland of U. Kentucky. This is important since doctors, payers and professional societies make their decisions, in part, on the publication of multiple independent clinical studies. The study also reported that OVA1 correctly detected 91% of early stage cancers. Combined with the result from the first study, OVA1 correctly identified 78 out of 84 early-stage ovarian malignancies among more than 1,000 patients evaluated, for a combined risk stratification sensitivity of approximately 93%.

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Initiated a joint program with Quest Diagnostics focused in six states to improve OVA1 physician reorder rates by reestablishing OVA1 as ‘top-of-mind,’ as well as launched a Claims Assistance Program to assist physicians with the appeals process.

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Published a peer-reviewed manuscript titled “A Validated Biomarker Panel To Identify Peripheral Artery Disease” in Vascular Medicine, a premier international journal featuring primary research articles and reviews on vascular disease, diagnosis, and treatment. The 1,025 patient study validated earlier biomarker discovery results in an intended use population, by identifying 85% (17 of 20) of PAD patients missed by the Framingham Risk Score’s high-risk cutoff.

Q3 2012 Financial Highlights

Total revenue in the third quarter of 2012 was $319,000, comprised of $205,000 in OVA1 sales and $114,000 in license fees from Quest Diagnostics. Product revenue from OVA1 sales in the third quarter of 2012 was flat as compared to the same year-ago quarter.

Total operating expenses decreased in the third quarter to $2.6 million from $4.8 million in the same year-ago quarter. The decrease was primarily the result of lower clinical trial costs due to Vermillion’s Peripheral Artery Disease (PAD) multi-marker intended use study having been completed in 2011, lower legal expenses, and continuing cost containment with improved operational efficiency. This also resulted in lower operating expenses for the nine months ended September 30, 2012, which totaled $9.0 million as compared to $15.5 million in the same year-ago period.

Net loss for the third quarter was $2.0 million or $(0.13) per share, an improvement from a loss of $4.7 million or $(0.31) per share in the same year-ago quarter. The third quarter of 2012 net loss included a $0.3 million gain for a payment received on litigation settlement. For the nine months ended September 30,

2012, net loss was $5.8 million or $(0.39) per share, as compared to $14.7 million or $(1.04) per share in the same year-ago period.

As of September 30, 2012, the company’s cash and cash equivalents totaled $16.3 million as compared to $18.3 million at June 30, 2012. The company utilized $2.3 million in cash in the third quarter of 2012, offset by the $0.3 million payment received on litigation settlement during the third quarter. Management expects $2.0 million to $2.5 million in cash utilization during the fourth quarter of 2012 excluding approximately $5.9 million paid to Quest Diagnostics under the Secured Line of Credit Agreement in October 2012.

Management Commentary

“In Q3, our OVA500 pivotal study further established the valuable clinical utility of OVA1, with its high sensitivity and negative predictive value,” said Gail S. Page, Vermillion’s president and chief executive officer. “The manuscript of the study has recently been submitted for publication, and we plan to use the publication to aid in expanding OVA1’s clinical adoption and increasing positive coverage decisions from national payers.

“Our recent loan repayment to Quest deleverages our balance sheet as well as demonstrates the success of our partnership agreement, which was designed to help bring Vermillion to this pivotal stage of its growth and development. Quest has been an important and supportive partner for many years, and we look forward to continuing our close relationship. In fact, together we successfully initiated a program focused in six states to improve OVA1 physician reorder rates by reestablishing OVA1 as ‘top-of-mind.’

“Our CPT code becomes effective this January and will be priced for the first year by CMS using their gap-fill process. CMS uses the gap-fill method when no comparable molecular diagnostic exists. It determines a reimbursement amount for the first year by multiple factors, including what other payers might be paying. In anticipation of this process eventually occurring, during the early-stage of the OVA1 launch we secured reimbursement from Medicare at $516.25 per test, which is a common benchmark for reimbursement of a new diagnostic. We have also established another benchmark from the Department of Defense list price at $650.00 per test. We expect this new CPT code to streamline the claims process and strengthen our reimbursement results.

“As we wrap-up 2012 and prepare for the new year, we will work towards greater adoption by focusing on reimbursement, physician awareness and market education. Vermillion remains strongly committed to advancing the market adoption of OVA1 as the most sensitive ovarian cancer diagnostic on the market today. As we further develop our ovarian cancer franchise, we plan to expand beyond clinical labs to address the broader market, including hospitals and other points-of-care.”

CEO Succession Plan

As previously announced, the company’s board has formed a succession committee of independent directors to oversee the process of identifying and selecting a new CEO. It has also retained a leading executive search firm with experience in CEO transitions to advise the board on potential candidates. Gail Page will continue in her role until the new CEO is appointed, and after assisting in the transition, plans to act as a strategic advisor for the company as required by the board of directors.

Conference Call and Webcast

Vermillion will hold a conference call to discuss its third quarter financial results later today, Monday, November 12, 2012 at 4:30 p.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Monday, November 12, 2012

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-800-736-4610

International: 1-212-231-2900

Conference ID#: 21607929

Webcast: http://edge.media-server.com/m/p/saaeq3ma/lan/en

The conference call will be webcast live and available for replay via the investor section of the company’s website at www.vermillion.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available approximately two hours after the call and until November 26, 2012.

Toll-free replay number: 1-800-633-8284

International replay number: 1-402-977-9140

Replay pin number: 21607929

About OVA1

OVA1 is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using a unique multi-biomarker approach. In a published clinical trial, OVA1 achieved 99% sensitivity in detecting epithelial ovarian cancers (EOC). This included 96% sensitivity for stage I EOC, the earliest and most curable EOC stage, compared with 57% for the conventional biomarker CA125.(1) In addition, OVA1 found 70% of malignancies missed by non-specialist pre-surgical assessment,(1) and it increased detection of malignancy over ACOG guidelines from 77% to 94%.(2) As the first protein-based, In Vitro Diagnostic Multi-Variate Index Assay (IVDMIA) cleared by the FDA, OVA1 also represents a new class of software-based diagnostics.

Citings:

1)	Ueland, FR, et al. Obstet Gynecol 2011:VOL 117, NO. 6, June 2011

2)	Miller R, et al. Obstet Gynecol 2011:VOL 117, NO. 6, June 2011

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, vascular medicine and women’s health. Additional information about Vermillion can be found at www.vermillion.com.

Forward-Looking Statement:

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the U.S. Securities and Exchange Commission (SEC). All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Liolios Group

Scott Liolios or Ron Both

Tel 949-574-3860

vrml@liolios.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	September 30, 2012	December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$16,328	$22,477
Accounts receivable	128	99
Prepaid expenses and other current assets	263	317

Total current assets	16,719	22,893
Property and equipment, net	163	216
Other assets	—	2

Total assets	$16,882	$23,111

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$661	$1,331
Accrued liabilities	1,870	2,592
Short-term debt	7,000	7,000
Deferred revenue	1,076	553

Total current liabilities	10,607	11,476
Deferred revenue	883	1,224
Other liabilities	—	52

Total liabilities	11,490	12,752
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at September 30, 2012 and December 31, 2011, respectively	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized at September 30, 2012 and December 31, 2011; 15,095,288 and 14,900,831 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	15	15
Additional paid-in capital	327,601	326,796
Accumulated deficit	(322,070)	(316,299)
Accumulated other comprehensive loss	(154)	(153)

Total stockholders’ equity	5,392	10,359

Total liabilities and stockholders’ equity	$16,882	$23,111

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Product	$205	$206	$611	$714
License	114	114	341	341

Total revenue	319	320	952	1,055

Cost of revenue:
Product	33	26	99	105

Total cost of revenue	33	26	99	105

Gross profit	286	294	853	950
Operating expenses:
Research and development(1)	429	1,370	1,883	4,219
Sales and marketing(2)	1,082	1,499	3,722	4,320
General and administrative(3)	1,073	1,952	3,381	6,982

Total operating expenses	2,584	4,821	8,986	15,521

Loss from operations	(2,298)	(4,527)	(8,133)	(14,571)
Interest income	7	18	23	55
Interest expense	(66)	(100)	(197)	(330)
Gain on sale of instrument business	50	—	1,830	—
Gain on litigation settlement, net	331	—	710	—
Change in fair value of warrants	—	32	—	374
Reorganization items	—	(42)	88	(74)
Other expense, net	(45)	(32)	(92)	(109)

Loss before income taxes	(2,021)	(4,651)	(5,771)	(14,655)
Income tax benefit (expense)	—	—	—	—

Net loss	$(2,021)	$(4,651)	$(5,771)	$(14,655)

Net loss per share - basic and diluted	$(0.13)	$(0.31)	$(0.39)	$(1.04)

Comprehensive loss	$(2,021)	$(4,650)	$(5,772)	$(14,652)

Weighted average common shares used to compute basic and diluted net loss per common share	15,057,027	14,820,694	14,972,877	14,041,549

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$25	$181	$99	$590
(2) Sales and marketing	55	40	148	122
(3) General and administrative	168	211	552	2,264